Exhibit 10.2

Confidential Separation Agreement and General Release and Amendment to

Confidentiality and Non-Disclosure Agreement

This Confidential Separation Agreement and General Release (hereafter “Agreement”) is entered into by and between Orthovita Inc. (hereafter “Orthovita” or “Company”), and Donald L. Scanlan (hereafter “Employee”). As used in this Agreement, “Company” shall include and encompass all of the past, present, or future parent, affiliated, related and/or subsidiary companies of Orthovita, and its past, present or future directors, shareholders, officers, employees, agents, attorneys and representatives.

EMPLOYEE and ORTHOVITA agree to the following terms and conditions in full and final settlement of all matters in any way relating to, or arising out of, EMPLOYEE’s employment and/or separation from employment with ORTHOVITA.

1. Employee’s final day of employment with the Company will be Friday, June 15, 2007 (“Termination Date”), and Employee hereby resigns as of such date.

2. Subject to Employee’s execution and nonrevocation of this Agreement and in consideration for Employee’s obligations and agreements hereunder, the Company will:

(a)	pay Employee a total of $218,000.00, payable as salary continuation for a period of 12 months, which is equivalent to 12 months of salary continuation at Employee’s current semi-monthly salary of $9,083.33, minus all taxes and payroll deductions authorized by law. These payments will commence with the Company’s next payroll period following the June 15, 2007, Termination Date, provided that Employee has not revoked this Agreement prior to the Effective Date (hereinafter defined) of the Agreement. Amounts due under this paragraph 2(a) shall be payable in semi-monthly installments in accordance with Orthovita’s normal payroll cycle;

(b)	If EMPLOYEE chooses to continue his group medical and dental benefits under COBRA, ORTHOVITA will pay the COBRA premiums for such medical/dental benefits through the twelve month period following the Agreement Date;

(c)	Orthovita will provide EMPLOYEE with a payment equal to any reasonable unreimbursed business expenses through June 15, 2007 and any accrued, unused vacation days through the Agreement Termination Date; and

(d)	Orthovita acknowledges that Employee’s vested status in Orthovita’s matching contributions to Employee’s John Hancock 401(k) Retirement Account is 66% and such vested percentage will remain intact, but that Employee’s plan account is valued on a daily basis.

(e)	amend Employee’s non-compete provisions as specified in Section 3 herein below.

3. The Company has elected to enforce against Employee his non-compete obligations provided for in Section 3 (a)—(d) of Employee’s Confidentiality and Non-Disclosure Agreement with the Company dated 1st of October 2004, attached hereto as Exhibit A, incorporated by reference and made part hereof in its entirety (“CDA”), provided that the Company and Employee agree that this Agreement amends Section 3 and Section 6 of the CDA, and except as explicitly stated herein, all other provisions in the CDA remain in full force and effect. Further, in the event that Employee breaches the non-compete provisions of the CDA as modified hereby, the Company shall not be obligated to make the payments in Section 2 above. In consideration for the Company’s undertakings as described in Section 2 herein and in accordance with the provisions of this Section 3:

(a)	Employee agrees that upon execution of this Agreement, Employee will return all Company equipment, Company documents and any other Company property including all sales and marketing literature, in Employee’s possession, custody or control. Such Company property includes any Company equipment and materials in Employee’s home;

(b)	Employee agrees to abide by the following Non-Compete Agreement:

1) The “Non-Compete Ending Date” is June 15, 2008.

2) “Competitive Areas” means bone grafting, surgical hemostasis, treatment of vertebral compression fractures, and bioactive structural interbody fusion spine spacer applications.

3) Commencing on the Employee’s June 15, 2007, Termination Date of employment with the Company, and continuing through and including the Non-Compete Ending Date of June 15, 2008, (the “Restriction Period”), Employee will not, without the Company’s express prior written consent, directly or indirectly own, manage, create, operate, sell, market, license, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any person, business, firm, organization, enterprise or entity that develops, designs, manufactures, sells, licenses, markets or provides advice on any technologies, products or products in development in the Competitive Areas (a “Competing Business”), or sell or license to, or develop for or with a Competing Business any technologies or products in the Competitive Areas. Such products and technologies include, without limitation, those products and technologies which (i) the Company or any of its divisions and/or subsidiaries or affiliates has developed, manufactured, sold, licensed or marketed; (ii) have been disclosed to Employee verbally or in writing during the course of his employment, during any consulting arrangement or as of the Termination Date as being in the process of development, manufacturing, selling, licensing or marketing by the Company, its divisions and/or its affiliates; and (iii) to Employee’s knowledge, the Company may be in the process of developing, manufacturing, selling, licensing or marketing now or through the Restriction Period.

It is recognized by Employee that the business of the Company, its divisions and/or its affiliates and Employee’s connection therewith has been, is or will be involved in activity throughout the world, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate.

The foregoing restrictions shall not be construed to prohibit the ownership by Employee of less than one percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

4. Employee on behalf of himself and his successors, assigns, heirs and legal representatives (“Releasors”), hereby voluntarily and knowingly remises, releases, acquits and forever discharges the Company and its representatives, its parent, affiliated and subsidiary corporations, and its and their predecessors, successors, affiliates, officers, directors, agents, assigns, employees, attorneys, employee benefit plans, employee benefit plan administrators, and employee benefit plan fiduciaries (“Releasees”), from any and all claims, rights, expenses, debts, demands, costs, contracts, liabilities, obligations, actions, and causes of action of any nature, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to Employee’s execution of this Agreement, including, but not limited to, any and all matters relating to Employee’s employment with the Company or the termination of that employment. This Release specifically includes, but is not limited to, any claims or actions arising out of or during Employee’s employment with the Company and/or separation of employment, including any claim under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §1101 et seq.; 42 U.S.C. §1981 (“Section 1981”); the Pennsylvania Human Relations Act (“PHRA”), 43 P.S. §951 et seq.; the Pennsylvania Wage Payment and Collection Law (“WPCL”), 43 P.S. §260.1 et seq.; the Family and Medical Leave Act (“FMLA”) and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs. The claims being waived and released include, without limitation, (a) any and all claims arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company; (b) any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, violation of public policy; (c) any and all claims of unlawful discrimination, harassment and retaliation under applicable federal, state and local laws and regulations; (d) any and all claims of violation of any federal, state, and local law relating to recruitment, hiring, terms and conditions of employment, and termination of employment; and (e) any and all claims for monetary damages and any other forms of personal relief. This Release is not intended to apply to claims that cannot be waived by private agreement under applicable law.

This release covers any claims Employee may have up to and including the date of this Agreement, but does not cover claims that arise after the date of this Agreement or those relating to the enforcement of this Agreement, nor will it affect those benefits which are intended to survive Employee’s termination as an Employee of the Company, such as conversion of group insurance. This Release does not amount to a waiver of any claims for accrued, vested benefits under any employee benefit or pension plan of RELEASEES, subject to the terms and conditions of such plans and applicable law.

Employee acknowledges that this Agreement resolves any and all legal claims that Employee may have against the Company as of the date of this Agreement, whether known or unknown.

5. Employee represents and covenants that Employee will not communicate or disclose the terms of this Agreement to any persons other than any federal, state or local taxing authorities, Employee’s immediate family, Employee’s attorney or attorneys, and Employee’s accountant or accountants, who will be instructed by Employee to agree to be bound by the confidential nature of this Agreement. Nothing herein is intended to limit Employee’s ability to disclose or discuss the tax treatment or tax structure of the payments made to Employee as necessary to address or clarify the appropriate tax treatment of the payments to be made pursuant to Section 2. Employee recognizes and agrees that should it be determined, in a court of law, that Employee violated this section, Employee shall be required to refund to the Company all monies payable under this Agreement, in addition to any other legal or equitable relief that may be available and awarded to the Company. Nothing in this section, or elsewhere in this Agreement, is intended to prevent or prohibit Employee from: (i) providing information regarding Employee’s former employment relationship with the Company, as may be required by law or legal process; or (ii) cooperating, participating, or assisting in any government entity investigation or proceeding.

6. Employee understands and agrees that in the course of employment with the Company, Employee may have acquired confidential information and trade secrets concerning the Company’s business, its future plans and its methods of doing business, including, without limitation, information about its products, services, product development, customers, technology, financial circumstances, marketing, pricing, costs, compensation and other matters (hereinafter collectively called “Trade Secrets”).

Employee may not reveal or disclose, sell, use, lecture upon, or publish any such Trade Secrets, or authorize anyone else to do so at any time subsequent to Employee’s employment with the Company. Employee will return all copies and originals of the Company documents, files, lists and other information of a business nature to the Company immediately, (whether or not such includes Trade Secrets) and any future use of same by Employee is prohibited.

7. Employee and the Company mutually agree to refrain from making disparaging, defaming, derogatory, critical or negative comments regarding each other, the Company’s products, services or officers, directors, employees or former employees of the Company with respect to any past, present or future issues, except if testifying truthfully in response to a lawfully served subpoena.

8. Neither the negotiation, undertaking or signing of this Agreement constitutes or operates as an acknowledgment or admission that the Company, or any person acting on behalf of the Company, has violated or failed to comply with any provisions of federal or state constitution, statute, law, regulation, municipal ordinance, or principle of common law. This agreement is made voluntarily to provide an amicable conclusion to Employee’s employment relationship with the Company.

9. Employee agrees and understands that the Company does not have, and will not have, any further obligations to provide Employee at any time with any payment, benefit or consideration other than those recited in Section 2 above.

10. Employee hereby agrees and recognizes that Employee’s employment relationship with the Company has been permanently and irrevocably severed as of the June 15, 2007 Termination Date and that the Company has no obligation, contractual or otherwise, to hire, rehire or re-employ Employee in the future.

11. Employee agrees that Employee shall reasonably cooperate with the Company following the Termination Date to assist with legal proceedings with respect to matters for which Employee was responsible during Employee’s employment with the Company.

12. In signing this Agreement, Employee acknowledges that:

(a) Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges as adequate and satisfactory.

(b) Employee has been advised by the Company to consult with an attorney before signing this Agreement;

(c) Employee has been given a period of at least twenty-one (21) calendar days after the date Employee received this Agreement, within which to review and consider this Agreement, to discuss it with an attorney of Employee’s own choosing, and to decide whether or not to sign this Agreement.

(d) The Employee has consulted with an attorney of his own choosing during this time period.

(e) In addition, for the period of seven (7) calendar days after the date Employee signs this Agreement (“Revocation Period”), Employee may revoke it by delivering written notice of revocation to the Company by hand-delivery or by facsimile or e-mail transmission (and retaining proof of successful transmission) using the street, facsimile, or e-mail address to: Patricia A. Twomey, Vice President, Human Resources, Orthovita Inc., 77 Great Valley Parkway, Malvern, PA, 610.640.9206 (facsimile), PTwomey@Orthovita.com (email); and

(f) Neither the Company, nor any of its employees, agents, representatives, or attorneys has made any representations to Employee concerning the terms or effects of this Agreement and other than those contained herein.

13. In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful, or unenforceable for any reason, the invalid, unlawful, or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company and Affiliates with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and Employee in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of the Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

14. This Agreement shall take effect on the first day following the expiration of the Revocation Period, provided this Agreement has not been revoked by Employee as provided in Section 12 above during such Revocation Period (the “Effective Date”).

15. It is agreed and understood that this Agreement contains and comprises the entire understanding of the parties and that there are no additional or other promises, representations, terms or provisions other than those expressly contained herein. This Agreement shall not be modified except in writing signed by each of the parties. This Agreement supersedes all other prior agreements concerning the terms of Employee’s employment with the Company, except for the CDA as amended hereby.

16. Employee agrees to the jurisdiction of any court in the Commonwealth of Pennsylvania over all disputes, which may arise involving this Agreement and Employee hereby consents to the assertion of personal jurisdiction over Employee by any such Court in any such action instituted by the Company pursuant to this section. This Agreement and the obligations of the parties shall be construed, interpreted and enforced in accordance with the laws of Pennsylvania without regard to choice of law provisions.

I HAVE READ THIS AGREEMENT. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS PER SECTION 4, ABOVE. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS AGREEMENT. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

IN WITNESS WHEREOF, and intending to be legally bound and under seal, the parties have executed the foregoing Confidentiality Separation Agreement and General Release and Amendment to Confidentiality and Non-Disclosure Agreement.

Dated: June 21, 2007

By:	/s/ Donald L. Scanlan

ORTHOVITA, INC.

Dated: June 25, 2007

By:	/s/ Antony Koblish
President & CEO

Witness:	/s/ Patricia A. Twomey